UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13D

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 2)*

                           Nalco Holding Company
-------------------------------------------------------------------------------
                              (Name of Issuer)

                  Common Stock (Par Value $0.01 Per Share)
-------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                62985Q 10 1
-------------------------------------------------------------------------------
                               (CUSIP Number)


        Robert C. Schwenkel, Esq.               Ben I. Adler, Esq.
     Fried, Frank, Harris, Shriver &           Goldman, Sachs & Co.
              Jacobson LLP                      One New York Plaza
            One New York Plaza                  New York, NY 10004
            New York, NY 10004                    (212) 902-1000
              (212) 859-8000
-------------------------------------------------------------------------------
        (Name, Address and Telephone Number of Persons Authorized to
                    Receive Notices and Communications)

                               March 21, 2006
-------------------------------------------------------------------------------
          (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but will be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 62985Q 10 1                          Page 2 of 29
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    THE GOLDMAN SACHS GROUP, INC.

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |X|

---------- --------------------------------------------------------------------
3          SEC USE ONLY



---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            9,752,701

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              9,752,701

---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    9,752,701

---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |X|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    6.8%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    HC-CO

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 62985Q 10 1                          Page 3 of 29
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    GOLDMAN, SACHS & CO.

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |X|

---------- --------------------------------------------------------------------
3          SEC USE ONLY



---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |X|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    NEW YORK

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            9,752,701

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH
                                            9,752,701

---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                    9,752,701


---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |X|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    6.8%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    BD-PN-IA

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 62985Q 10 1                          Page 4 of 29
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    GS ADVISORS 2000, L.L.C.

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |X|

---------- --------------------------------------------------------------------
3          SEC USE ONLY



---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            7,417,100

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH
                                            7,417,100


---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                    7,417,100


---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |X|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    5.2%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    OO

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 62985Q 10 1                          Page 5 of 29
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    GOLDMAN, SACHS & CO. OHG

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |X|

---------- --------------------------------------------------------------------
3          SEC USE ONLY



---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    GERMANY

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            227,305

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              227,305

---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    227,305

---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |X|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.2%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    PN

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 62985Q 10 1                          Page 6 of 29
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    GOLDMAN, SACHS MANAGEMENT GP GMBH

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |X|

---------- --------------------------------------------------------------------
3          SEC USE ONLY



---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    GERMANY

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            227,305

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              227,305

---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    227,305

---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |X|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.2%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    CO

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 62985Q 10 1                          Page 7 of 29
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    GS EMPLOYEE FUNDS 2000 GP, L.L.C.

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |X|

---------- --------------------------------------------------------------------
3          SEC USE ONLY



---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    AF

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            2,108,296

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              2,108,296

---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                    2,108,296


---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |X|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.5%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    OO

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 62985Q 10 1                          Page 8 of 29
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    GS CAPITAL PARTNERS 2000, L.P.

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |X|

---------- --------------------------------------------------------------------
3          SEC USE ONLY


---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            5,438,210

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              5,438,210

---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    5,438,210

---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |X|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    3.8%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    PN

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 62985Q 10 1                          Page 9 of 29
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |X|

---------- --------------------------------------------------------------------
3          SEC USE ONLY



---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    CAYMAN ISLANDS

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            1,976,036

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              1,976,036

---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,976,036

---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |X|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.4%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    PN

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 62985Q 10 1                          Page 10 of 29
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    GS CAPITAL PARTNERS 2000 GMBH & CO. BETEILIGUNGS KG

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |X|

---------- --------------------------------------------------------------------
3          SEC USE ONLY



---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    GERMANY

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            227,305

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              227,305

---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    227,305

---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |X|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.2%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    PN

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 62985Q 10 1                          Page 11 of 29
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |X|

---------- --------------------------------------------------------------------
3          SEC USE ONLY



---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            1,727,876

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              1,727,876

---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,727,876

---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |X|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    1.2%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    PN

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 62985Q 10 1                          Page 12 of 29
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |X|

---------- --------------------------------------------------------------------
3          SEC USE ONLY



---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    WC

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            380,420

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              380,420

---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    380,420

---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |X|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.3%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    PN

---------- --------------------------------------------------------------------

                                SCHEDULE 13D

---------------------------------              --------------------------------
CUSIP No. 62985Q 10 1                          Page 13 of 29
---------------------------------              --------------------------------


---------- --------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                    NH ACQUISITION LLC

---------- --------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a) |_|
                                                                (b) |X|

---------- --------------------------------------------------------------------
3          SEC USE ONLY



---------- --------------------------------------------------------------------
4          SOURCE OF FUNDS

                    OO

---------- --------------------------------------------------------------------
5          CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
           PURSUANT TO ITEMS 2(d) or 2(e)                       |_|


---------- --------------------------------------------------------------------
6          CITIZENSHIP OR PLACE OF ORGANIZATION

                    DELAWARE

------------------------- -------- --------------------------------------------
                          7        SOLE VOTING POWER

       NUMBER OF
                                            0
         SHARES
                          -------- --------------------------------------------
      BENEFICIALLY        8        SHARED VOTING POWER

        OWNED BY                            2,854

                          -------- --------------------------------------------
                          9        SOLE DISPOSITIVE POWER
          EACH
                                            0
       REPORTING

                          -------- --------------------------------------------
         PERSON           10       SHARED DISPOSITIVE POWER

          WITH                              2,854


---------- --------------------------------------------------------------------
11         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    2,854

---------- --------------------------------------------------------------------
12         CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES                                       |X|


---------- --------------------------------------------------------------------
13         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    LESS THAN 0.1%

---------- --------------------------------------------------------------------
14         TYPE OF REPORTING PERSON


                    OO

---------- --------------------------------------------------------------------

     This Amendment No. 2, filed by The Goldman Sachs Group, Inc. ("GS Group"), Goldman, Sachs & Co. ("Goldman Sachs"), GS Advisors 2000, L.L.C. ("GS Advisors"), Goldman, Sachs & Co. oHG ("GS oHG"), Goldman, Sachs Management GP GmbH ("GS GmbH"), GS Employee Funds 2000 GP, L.L.C. ("GS Employee 2000"), GS Capital Partners 2000, L.P. ("GS Capital"), GS Capital Partners 2000 Offshore, L.P. ("GS Offshore"), GS Capital Partners 2000 GmbH & Co. Beteiligungs KG ("GS Germany"), GS Capital Partners 2000 Employee Fund, L.P. ("GS Employee"), Goldman Sachs Direct Investment Fund 2000, L.P. ("GS Direct") and NH Acquisition LLC ("NH" and, together with GS Capital, GS Offshore, GS Germany, GS Employee and GS Direct, the "Purchasers"), (GS Group, Goldman Sachs, GS Advisors, GS oHG, GS GmbH, GS Employee 2000, and the Purchasers, collectively, the "Filing Persons"), amends and supplements the Schedule 13D filed by the Filing Persons with the Securities and Exchange Commission (the "SEC") on November 24, 2004 (as amended by Amendment No.1 filed on August 19, 2005), relating to the common stock, par value $0.01 per share (the "Common Stock"), of Nalco Holding Company (the "Issuer").(1)
-----------------------
(1) Neither the present filing nor anything contained herein will be construed as an admission that any Filing Person constitutes a "person" for any purpose other than for compliance with Section 13(d) of the Act.


ITEM 4.     PURPOSE OF TRANSACTION.
            ----------------------

Item 4 is hereby amended by adding the following immediately before the final two paragraphs thereof:

     Pursuant to an underwriting agreement, dated March 15, 2006 (the "March 2006 Underwriting Agreement"), by and among the Issuer, Nalco LLC, Apollo Investment Fund V, L.P., Blackstone Capital Partners IV L.P. and GS Capital (collectively, Nalco LLC, Apollo Investment Fund V, L.P., Blackstone Capital Partners IV L.P. and GS Capital, the "Selling Stockholders") and Citigroup Global Markets Inc. (the "March 2006 Underwriter"), the March 2006 Underwriter agreed to purchase from the Selling Stockholders and the Selling Stockholders agreed to sell to the March 2006 Underwriter an aggregate of 15,000,000 shares of Common Stock (the "March 2006 Sale"), which aggregate amount includes 3,837,210 shares which may be deemed to be beneficially owned by the Purchasers. In addition, pursuant to the March 2006 Underwriting Agreement, the Selling Stockholders granted the March 2006 Underwriter an option, exercisable within 30 days after the date of the March 2006 Underwriting Agreement, to purchase an additional 2,250,000 shares of Common Stock from the Selling Stockholders at the same purchase price per share for the purpose of covering over-allotments.

     According to the final prospectus supplement (the "Offering Prospectus") filed by the Issuer on March 17, 2006 pursuant to Rule 424(b) of the Securities Act, the Selling Stockholders sold an aggregate of 15,000,000 shares of Common Stock to the March 2006 Underwriter at a price per share of $17.21 which aggregate amount includes 3,837,210 shares which may have been deemed to be beneficially owned by the Purchasers. The March 2006 Underwriting Agreement contains standard terms and conditions for a public offering including customary representations and warranties and indemnity provisions. The foregoing description of the March 2006 Underwriting Agreement is not intended to be complete and is qualified in its entirety by the complete text of the March 2006 Underwriting Agreement, which is incorporated herein by reference to Exhibit 99.1 to the Issuer's Current Report on Form 8-K filed with the SEC on March 20, 2006.

     The March 2006 Sale was consummated on March 21, 2006.

ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER.
            ------------------------------------

Item 5 is hereby amended and restated in its entirety as follows:

     (a) On December 30, 2005, Nalco LLC made a distribution of an aggregate of 38,029,261 shares of Common Stock to the members of Nalco LLC that qualified as a "venture capital operating company" (as defined in 29 C.F.R. sec. 2510.3-101(d)) in proportion to their membership interests pursuant to the terms of the previously reported Stockholders Agreement, which included the distribution of 7,577,879 shares to GS Capital, which was formerly a member of Nalco LLC. Following such distribution, the Filing Persons beneficially held an aggregate of 13,589,911 shares of Common Stock, consisting of (i) the direct ownership of 7,577,879 shares of Common Stock by GS Capital and (ii) 6,012,032 shares in which GS Offshore, GS Germany, GS Employee, GS Direct and NH held an indirect beneficial economic interest based on the membership interests in Nalco LLC held by such entities. Following the March 2006 Sale, (i) GS Capital directly owns 5,438,210 shares of Common Stock and (ii) GS Offshore, GS Germany, GS Employee, GS Direct and NH may be deemed to hold an economic interest in 4,314,491 shares of Common Stock held of record by Nalco LLC.

     As of March 21, 2006, the shares of Common Stock shown as beneficially owned by the Filing Persons reflect (i) the direct ownership of 5,438,210 shares of Common Stock by GS Capital and (ii) the percentage interest of GS Offshore, GS Germany, GS Employee, GS Direct and NH in the 10,867,328 shares of Common Stock held of record by Nalco LLC, based on the combined percentage interest of GS Offshore, GS Germany, GS Employee, GS Direct and NH in Nalco LLC, and excludes the balance of such shares which represent the other Sponsors' and management members' percentage interest in Nalco LLC. As described in Item 4, because voting and dispositive decisions of Nalco LLC with respect to the Common Stock of the Issuer require the approval of at least two of the Sponsors, the Filing Persons each disclaim beneficial ownership of the shares of the Issuer's Common Stock reported as beneficially owned by Nalco LLC or any of the other Sponsors, and the filing of this Schedule 13D shall not be construed as an admission that any such person is the beneficial owner of any such securities. The percentage of the class beneficially owned by each Filing Person is based on 142,809,895 issued and outstanding shares of Common Stock reported by the Issuer in the Offering Prospectus.

     As of March 21, 2006, GS Group may be deemed to beneficially own an aggregate of (i) 9,752,701 shares of Common Stock which may be deemed to be beneficially owned by the Purchasers and (ii) 5,670 shares of restricted stock units of the Issuer granted to GS Group pursuant to the Issuer's 2004 Stock Incentive Plan (the "Plan") in connection with the service of Sanjeev Mehra, a managing director of Goldman Sachs, as a director on the Issuer's Board (2,000 of which units were granted on November 14, 2005 and vest on January 1, 2007, 3,670 of which units were granted on February 15, 2006 and vest on January 1, 2008 and which represent the right to receive shares of the Common Stock on a 1-for-1 basis and which are subject to the terms and conditions set forth in the Plan), representing in the aggregate approximately 6.8% of the outstanding shares of Common Stock, based on calculations made in accordance with Rule 13d-3(d) of the Act.

     As of March 21, 2006, Goldman Sachs may be deemed to beneficially own an aggregate of 9,752,701 shares of Common Stock which may be deemed to be beneficially owned by the Purchasers representing in the aggregate approximately 6.8% of the outstanding shares of Common Stock based on calculations made in accordance with Rule 13d-3(d) of the Act.

     GS Group and Goldman Sachs disclaim beneficial ownership of the shares of Common Stock beneficially owned by the Purchasers to the extent that partnership interests in the Purchasers are held by persons other than Goldman Sachs or its affiliates.

     In accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998), this filing reflects the securities beneficially owned by the investment banking division ("IBD") of GS Group and its subsidiaries and affiliates (collectively, "Goldman Sachs Group"). This filing does not reflect securities, if any, beneficially owned by any other operating unit of Goldman Sachs Group. IBD disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which IBD or its employees have voting or investment discretion, or both and (ii) certain investment entities, of which IBD is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than IBD.

     As of March 21, 2006, GS Advisors may be deemed to beneficially own the aggregate of 7,417,100 shares of Common Stock that may be deemed to be beneficially owned by GS Capital, GS Offshore and NH representing in the aggregate, approximately 5.2% of the outstanding shares of Common Stock based on calculations made in accordance with Rule 13d-3(d) of the Act.

     As of March 21, 2006, each of GS oHG and GS GmbH may be deemed to beneficially own the aggregate of 227,305 shares of Common Stock that may be deemed to be beneficially owned by GS Germany representing in the aggregate, approximately 0.2% of the outstanding shares of Common Stock based on calculations made in accordance with Rule 13d-3(d) of the Act.

     As of March 21, 2006, GS Employee 2000 may be deemed to beneficially own the aggregate of 2,108,296 shares of Common Stock that may be deemed to be beneficially owned by GS Employee and GS Direct representing in the aggregate, approximately 1.5% of the outstanding shares of Common Stock based on calculations made in accordance with Rule 13d-3(d) of the Act.

     As of March 21, 2006, GS Capital may be deemed to beneficially own 5,438,210 shares of Common Stock representing in the aggregate, approximately 3.8% of the outstanding shares of Common Stock based on calculations made in accordance with Rule 13d-3(d) of the Act.

     As of March 21, 2006, GS Offshore may be deemed to beneficially own 1,976,036 shares of Common Stock representing in the aggregate, approximately 1.4% of the outstanding shares of Common Stock based on calculations made in accordance with Rule 13d-3(d) of the Act.

     As of March 21, 2006, GS Germany may be deemed to beneficially own 227,305 shares of Common Stock representing in the aggregate, approximately 0.2% of the outstanding shares of Common Stock based on calculations made in accordance with Rule 13d-3(d) of the Act.

     As of March 21, 2006, GS Employee may be deemed to beneficially own 1,727,876 shares of Common Stock representing in the aggregate, approximately 1.2% of the outstanding shares of Common Stock based on calculations made in accordance with Rule 13d-3(d) of the Act.

     As of March 21, 2006, GS Direct may be deemed to beneficially own 380,420 shares of Common Stock representing in the aggregate, approximately 0.3% of the outstanding shares of Common Stock based on calculations made in accordance with Rule 13d-3(d) of the Act.

     As of March 21, 2006, NH may be deemed to beneficially own 2,854 shares of Common Stock representing in the aggregate, less than 0.1% of the outstanding shares of Common Stock based on calculations made in accordance with Rule 13d-3(d) of the Act.

     None of the Filing Persons or, to the knowledge of the Filing Persons, the persons listed on Schedules I, II-A-i, II-A-ii, II-B-i, II-B-ii or II-C hereto beneficially owns any shares of Common Stock other than as set forth herein.

     (b) Each Filing Person shares the power to vote or direct the vote and to dispose or to direct the disposition of securities that such Filing Person may be deemed to beneficially own as indicated above.

     (c) Except as described above, no other transactions in the shares of Common Stock were effected by the Filing Persons, or, to their knowledge, any of the persons listed on Schedules I, II-A-i, II-A-ii, II-B-i, II-B-ii or II-C hereto, during the last 60 days.

     (d) In accordance with the terms of the LLC Agreement (as defined below) and, if approved by the board of directors of Nalco LLC, the members of Nalco LLC have the right to receive dividends from and the proceeds from any sale of Common Stock in accordance with their membership interests in Nalco LLC.

         Except for clients of Goldman Sachs who may have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock held in managed accounts, no other person is known by any Filing Person to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of Common Stock beneficially owned by any Filing Person.

     (e) Not applicable.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.
            -----------------------------------

Item 6 is hereby amended by adding the following immediately before the ultimate paragraph thereof:

Underwriting Agreement

     Pursuant to the terms of the March 2006 Underwriting Agreement, each of the Issuer and the Selling Stockholders agreed, subject to certain exceptions, not to dispose of or hedge any of their Common Stock or securities convertible into or exchangeable for shares of Common Stock during the period that is 60 days from March 15, 2006, subject to an extension of up to 18 additional days under certain circumstances, except with the prior written consent of the Underwriter, with certain exceptions.

     The foregoing description of the March 2006 Underwriting Agreement is not intended to be complete and is qualified in its entirety by the complete text of the March 2006 Underwriting Agreement, which is incorporated herein by reference to Exhibit 99.1 to the Issuer's Current Report on Form 8-K filed with the SEC on March 20, 2006.


ITEM 7.     MATERIAL TO BE FILED AS EXHIBITS.
            --------------------------------

Exhibit 1 Underwriting Agreement, dated as of March 15, 2006, among Nalco Holding Company, the Selling Stockholders and the Underwriter (incorporated herein by reference to Exhibit 99.1 to the Nalco Holding Company's Current Report on Form 8-K filed with the SEC on March 20, 2006).

                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


March 23, 2006

                                       THE GOLDMAN SACHS GROUP, INC.


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact


                                       GOLDMAN, SACHS & CO.


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact


                                       GS ADVISORS 2000, L.L.C.


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact


                                       GOLDMAN, SACHS & CO. OHG


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact

                                       GOLDMAN, SACHS MANAGEMENT GP GMBH


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact


                                       GS EMPLOYEE FUNDS 2000 GP, L.L.C.


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact


                                       GS CAPITAL PARTNERS 2000, L.P.


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact


                                       GS CAPITAL PARTNERS 2000 OFFSHORE, L.P.


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact


                                       GS CAPITAL PARTNERS 2000 GMBH & CO.
                                       BETEILIGUNGS KG


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact

                                       GS CAPITAL PARTNERS 2000 EMPLOYEE FUND,
                                       L.P.


                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact



                                       GOLDMAN SACHS DIRECT INVESTMENT FUND
                                       2000, L.P.

                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact



                                       NH ACQUISITION LLC

                                       By:       /s/ Roger S. Begelman
                                          -------------------------------------
                                          Name:      Roger S. Begelman
                                          Title:     Attorney-in-fact

                                 SCHEDULE I
                                 ----------

Schedule I is hereby amended and restated in its entirety as follows:

     The name of each director of The Goldman Sachs Group, Inc. is set forth below.

     The business address of each person listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004.

     Each director listed below is a United States citizen, except as follows: Lord Browne of Madingley is a citizen of the United Kingdom and Claes Dahlback is a citizen of Sweden. The present principal occupation or employment of each of the directors listed below is set forth below.

--------------------------------------- ------------------------------------------------------------------------------
                 Name                                           Present Principal Occupation
--------------------------------------- ------------------------------------------------------------------------------
Henry M. Paulson, Jr.                   Chairman of the Board and Chief Executive Officer of The Goldman Sachs
                                        Group, Inc.
--------------------------------------- ------------------------------------------------------------------------------
Lloyd C. Blankfein                      President and Chief Operating Officer of The Goldman Sachs Group, Inc.
--------------------------------------- ------------------------------------------------------------------------------
Lord Browne of Madingley                Group Chief Executive of BP plc
--------------------------------------- ------------------------------------------------------------------------------
John H. Bryan                           Retired Chairman and Chief Executive Officer of Sara Lee Corporation
--------------------------------------- ------------------------------------------------------------------------------
Claes Dahlback                          Senior Advisor to Investor AB
--------------------------------------- ------------------------------------------------------------------------------
Stephen Friedman                        Former Assistant to the President for Economic Policy and Director of the
                                        National Economic Council
--------------------------------------- ------------------------------------------------------------------------------
William W. George                       Retired Chairman and Chief Executive Officer of Medtronic, Inc.
--------------------------------------- ------------------------------------------------------------------------------
James A. Johnson                        Vice Chairman of Perseus, L.L.C.
--------------------------------------- ------------------------------------------------------------------------------
Lois D. Juliber                         Retired Vice Chairman of Colgate-Palmolive Company
--------------------------------------- ------------------------------------------------------------------------------
Edward M. Liddy                         Chairman of the Board, President and Chief Executive Officer of The Allstate
                                        Corporation
--------------------------------------- ------------------------------------------------------------------------------
Ruth J. Simmons                         President of Brown University
--------------------------------------- ------------------------------------------------------------------------------

                              SCHEDULE II-A-i
                              ---------------

Schedule II-A-i is hereby amended and restated in its entirety as follows:

     The name, position and present principal occupation of each executive officer of GS Advisors 2000, L.L.C., the sole general partner of each of GS Capital Partners 2000, L.P. and GS Capital Partners 2000 Offshore, L.P., and the sole manager of NH Acquisition LLC are set forth below.

     The business address for all the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows: The business address of Richard S. Sharp, Hughes B. Lepic, Robert R. Gheewalla, Sanjay H. Patel, Steffen J. Kastner, Bjorn P. Killmer, Ulrika Werdelin and Martin Hintze is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England. The business address of Sang Gyun Ahn, Mary Nee, Hsueh J. Sung and Andrew Wolff is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of Joseph P. DiSabato is 555 California Street, San Francisco, CA 94104. The business address of Muneer
A. Satter is 71 South Wacker Drive, Chicago, IL 60606. The business address of Ankur A. Sahu is Roppongi Hills, Mori Tower, Level 43-48, 10-1, Roppongi 6-chome, Minato-ku, Tokyo, 106-6147, Japan.

All executive officers listed below are United States citizens, except as follows: Richard S. Sharp and Sarah E. Smith are citizens of the United Kingdom; Hughes B. Lepic is a citizen of France; Adrian M. Jones is a citizen of Ireland; Bjorn P. Killmer and Steffen J. Kastner are citizens of Germany; Hsueh Sung is a citizen of Taiwan and Ulrika Werdelin is a citizen of Sweden.

------------------------------- ---------------------------- ---------------------------------------------------------
             Name                        Position                          Present Principal Occupation
------------------------------- ---------------------------- ---------------------------------------------------------
Richard A. Friedman             President                    Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Joseph H. Gleberman             Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Henry Cornell                   Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Richard S. Sharp                Vice President               Managing Director of Goldman Sachs International
------------------------------- ---------------------------- ---------------------------------------------------------
Esta E. Stecher                 Assistant Secretary          Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Sanjeev K. Mehra                Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Muneer A. Satter                Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Sanjay H. Patel                 Vice President               Managing Director of Goldman Sachs International
------------------------------- ---------------------------- ---------------------------------------------------------
Hsueh J. Sung                   Vice President               Managing Director of Goldman Sachs (Asia) L.L.C.
------------------------------- ---------------------------- ---------------------------------------------------------
Steven M. Bunson                Assistant Secretary          Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Elizabeth C. Fascitelli         Treasurer                    Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
David J. Greenwald              Assistant Secretary          Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Hughes B. Lepic                 Vice President               Managing Director of Goldman Sachs International
------------------------------- ---------------------------- ---------------------------------------------------------
Russell E. Makowsky             Assistant Secretary          Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Sarah E. Smith                  Assistant Treasurer          Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Gerald J. Cardinale             Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Stephen S. Trevor               Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Joseph P. DiSabato              Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Robert R. Gheewalla             Vice President               Managing Director of Goldman Sachs International
------------------------------- ---------------------------- ---------------------------------------------------------
Ben I. Adler                    Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Melina E. Higgins               Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Adrian M. Jones                 Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
John E. Bowman                  Vice President               Vice President of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Katherine B. Enquist            Vice President/Secretary     Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Beverly L. O'Toole              Assistant Secretary          Vice President and Associate General Counsel of
                                                             Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Matthew E. Tropp                Assistant Secretary          Vice President and Associate General Counsel of
                                                             Goldman, Sachs &Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Mitchell S. Weiss               Vice President               Vice President of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Mary Nee                        Vice President               Executive Director of Goldman Sachs (Asia) L.L.C.
------------------------------- ---------------------------- ---------------------------------------------------------
Ulrika Werdelin                 Vice President               Executive Director of Goldman Sachs International
------------------------------- ---------------------------- ---------------------------------------------------------
Kenneth A. Pontarelli           Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Steffen J. Kastner              Vice President               Managing Director of Goldman Sachs International
------------------------------- ---------------------------- ---------------------------------------------------------
Stuart A. Katz                  Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Bjorn P. Killmer                Vice President               Managing Director of Goldman Sachs International
------------------------------- ---------------------------- ---------------------------------------------------------
Sang Gyun Ahn                   Vice President               Managing Director of Goldman Sachs (Asia) L.L.C.
------------------------------- ---------------------------- ---------------------------------------------------------
Martin Hintze                   Vice President               Managing Director of Goldman Sachs International
------------------------------- ---------------------------- ---------------------------------------------------------
Michael E. Koester              Vice President               Managing Director of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Ankur A. Sahu                   Vice President               Managing Director of Goldman Sachs (Japan) Ltd.
------------------------------- ---------------------------- ---------------------------------------------------------
Andrew E. Wolff                 Vice President               Managing Director of Goldman Sachs (Asia) L.L.C.
------------------------------- ---------------------------- ---------------------------------------------------------
Christine Serfin                Vice President               Vice President of Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------
Julie Abraham                   Assistant Secretary          Vice President and Assistant General Counsel of
                                                             Goldman, Sachs & Co.
------------------------------- ---------------------------- ---------------------------------------------------------

                              SCHEDULE II-A-ii
                              ----------------

Schedule II-A-ii is hereby amended and restated in its entirety as follows:

     The name and principal occupation of each member of the Principal Investment Area Investment Committee of Goldman, Sachs & Co., which exercises the authority of Goldman, Sachs & Co. in managing GS Advisors 2000, L.L.C., GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS Capital Partners 2000 Employee Fund, L.P., and Goldman Sachs Direct Investment Fund 2000, L.P., are set forth below.

     The business address for each member listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows:
The business address of Richard S. Sharp, Robert R. Gheewalla, Hughes B. Lepic and Sanjay H. Patel is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England. The business address of Muneer A. Satter is 71 South Wacker Drive, Chicago, IL 60606. The business address of Hsueh J. Sung is 68/F Cheung Kong Centre, Hong Kong.

All members listed below are United States citizens, except as follows:
Richard S. Sharp and Sarah E. Smith are citizens of the United Kingdom; Hughes B. Lepic is a citizen of France; Adrian M. Jones is a citizen of Ireland and Hsueh Sung is a citizen of Taiwan.

------------------------------------- --------------------------------------------------------------------------------
                Name                                           Present Principal Occupation
------------------------------------- --------------------------------------------------------------------------------
Peter M. Sacerdote                    Advisory Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Richard A. Friedman                   Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Joseph H. Gleberman                   Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Henry Cornell                         Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Richard S. Sharp                      Managing Director of Goldman Sachs International
------------------------------------- --------------------------------------------------------------------------------
Sanjeev K. Mehra                      Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Muneer A. Satter                      Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Joe DiSabato                          Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Adrian M. Jones                       Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Peter G. Sachs                        Senior Director of The Goldman Sachs Group, Inc.
------------------------------------- --------------------------------------------------------------------------------
Scott Kapnick                         Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Melina E. Higgins                     Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Hsueh J. Sung                         Managing Director of Goldman Sachs (Asia) L.L.C.
------------------------------------- --------------------------------------------------------------------------------
Ben I. Adler                          Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Elizabeth C. Fascitelli               Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Sarah E. Smith                        Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Stephen S. Trevor                     Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Robert R. Gheewalla                   Managing Director of Goldman, Sachs International
------------------------------------- --------------------------------------------------------------------------------
Hughes B. Lepic                       Managing Director of Goldman, Sachs International
------------------------------------- --------------------------------------------------------------------------------
Gerald J. Cardinale                   Managing Director of Goldman, Sachs & Co.
------------------------------------- --------------------------------------------------------------------------------
Sanjay H. Patel                       Managing Director of Goldman, Sachs International
------------------------------------- --------------------------------------------------------------------------------

                              SCHEDULE II-B-i
                              ---------------

Schedule II-B-i is hereby amended and restated in its entirety as follows:

     The name, position and present principal occupation of each executive officer and director of Goldman, Sachs & Co. Finanz GmbH which is the sole managing general partner of Goldman, Sachs & Co. oHG are set forth below.

     The business address for each of the executive officers and directors listed below is MesseTurm, 60308 Frankfurt am Main, Germany.

     The executive officers and directors listed below are citizens of Germany.

---------------------------------- ---------------------------- ------------------------------------------------------
              Name                          Position                        Present Principal Occupation
---------------------------------- ---------------------------- ------------------------------------------------------
Andreas Koernlein                  Managing Director            Managing Director of Goldman, Sachs & Co. oHG
---------------------------------- ---------------------------- ------------------------------------------------------
Alexander C. Dibelius              Managing Director            Managing Director of Goldman, Sachs & Co. oHG
---------------------------------- ---------------------------- ------------------------------------------------------
Peter Hollmann                     Managing Director            Managing Director of Goldman, Sachs & Co. oHG
---------------------------------- ---------------------------- ------------------------------------------------------

                              SCHEDULE II-B-ii
                              ----------------

Schedule II-B-ii is hereby amended and restated in its entirety as follows:

     The name, position and present principal occupation of each executive officer of GS Management GP GmbH, the sole managing partner of GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, are set forth below.

     The business address for all the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except for Richard S. Sharp and Simon B. Cresswell, whose business address is Peterborough Court, 133 Fleet Street, London EC4A 2BB, England.

All executive officers listed below are United States citizens, except for Richard S. Sharp and Sarah E. Smith, who are citizens of the United Kingdom and Simon B. Cresswell who is a citizen of Australia.

----------------------------------- ------------------------------ ---------------------------------------------------
               Name                           Position                        Present Principal Occupation
----------------------------------- ------------------------------ ---------------------------------------------------
Richard A. Friedman                 Managing Director              Managing Director of Goldman, Sachs & Co.
----------------------------------- ------------------------------ ---------------------------------------------------
Joseph H. Gleberman                 Managing Director              Managing Director of Goldman, Sachs & Co.
----------------------------------- ------------------------------ ---------------------------------------------------
Henry Cornell                       Managing Director              Managing Director of Goldman, Sachs & Co.
----------------------------------- ------------------------------ ---------------------------------------------------
Esta E. Stecher                     Managing Director              Managing Director of Goldman, Sachs & Co.
----------------------------------- ------------------------------ ---------------------------------------------------
Elizabeth C. Fascitelli             Managing Director              Managing Director of Goldman, Sachs & Co.
----------------------------------- ------------------------------ ---------------------------------------------------
David J. Greenwald                  Managing Director              Managing Director of Goldman, Sachs & Co.
----------------------------------- ------------------------------ ---------------------------------------------------
Sarah E. Smith                      Managing Director              Managing Director of Goldman, Sachs & Co.
----------------------------------- ------------------------------ ---------------------------------------------------
Katherine B. Enquist                Managing Director              Managing Director of Goldman, Sachs & Co.
----------------------------------- ------------------------------ ---------------------------------------------------
John E. Bowman                      Managing Director              Vice President of Goldman, Sachs & Co.
----------------------------------- ------------------------------ ---------------------------------------------------
Richard S. Sharp                    Managing Director              Managing Director of Goldman Sachs International
----------------------------------- ------------------------------ ---------------------------------------------------
Simon B. Cresswell                  Managing Director              Vice President of Goldman Sachs International
----------------------------------- ------------------------------ ---------------------------------------------------

                               SCHEDULE II-C


Schedule II-C is hereby amended and restated in its entirety as follows:

     The name, position and present principal occupation of each executive officer of GS Employee Funds 2000 GP, L.L.C., the sole general partner of GS Capital Partners 2000 Employee Fund, L.P. and Goldman Sachs Direct Investment Fund 2000, L.P., are set forth below.

     The business address for all the executive officers listed below is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004, except as follows: The business address of Richard S. Sharp, Hughes B. Lepic, Robert R. Gheewalla, Sanjay H. Patel, Steffen J. Kastner, Bjorn P. Killmer, Ulrika Werdelin and Martin Hintze is 133 Fleet Street, London EC4A 2BB, England. The business address of Sang Gyun Ahn, Mary Nee, Hsueh J. Sung and Andrew Wolff is Cheung Kong Center, 68th Floor, 2 Queens Road, Central, Hong Kong. The business address of Joseph P. DiSabato is 555 California Street, 45th Floor, San Francisco, CA 94104. The business address of Muneer
A. Satter is 71 South Wacker Drive, Chicago, IL 60606. The business address of Ankur A. Sahu is Roppongi Hills, Mori Tower, Level 43-48, 10-1, Roppongi 6-chome, Minato-ku, Tokyo, 106-6147, Japan.

All executive officers listed below are United States citizens, except as follows: Richard S. Sharp and Sarah E. Smith are citizens of the United Kingdom, Hughes B. Lepic is a citizen of France, Adrian M. Jones is a citizen of Ireland, Steffen J. Kastner, Bjorn P. Killmer and Martin Hitze are citizens of Germany, Ulrika Werdelin is a citizen of Sweden, Hsueh J. Sung is a citizen of Taiwan, Ankur A. Sahu is a citizen of India and Sang Gyun Ahn is a citizen of South Korea.

--------------------------------- ---------------------------- ------------------------------------------------------
              Name                         Position                        Present Principal Occupation
--------------------------------- ---------------------------- ------------------------------------------------------
Richard A. Friedman               President                    Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Joseph H. Gleberman               Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Henry Cornell                     Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Richard S. Sharp                  Vice President               Managing Director of Goldman Sachs International
--------------------------------- ---------------------------- ------------------------------------------------------
Esta E. Stecher                   Vice President/Assistant     Managing Director of Goldman, Sachs & Co.
                                  Secretary
--------------------------------- ---------------------------- ------------------------------------------------------
Sanjeev K. Mehra                  Vice President/Treasurer     Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Muneer A. Satter                  Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Hsueh J. Sung                     Vice President               Managing Director of Goldman Sachs (Asia) L.L.C.
--------------------------------- ---------------------------- ------------------------------------------------------
Steven M. Bunson                  Assistant Secretary          Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Elizabeth C. Fascitelli           Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
David J. Greenwald                Vice President/Assistant     Managing Director of Goldman, Sachs & Co.
                                  Secretary
--------------------------------- ---------------------------- ------------------------------------------------------
Hughes B. Lepic                   Vice President               Managing Director of Goldman Sachs International
--------------------------------- ---------------------------- ------------------------------------------------------
Russell E. Makowsky               Assistant Secretary          Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Sarah E. Smith                    Assistant Treasurer          Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Gerald J. Cardinale               Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Stephen S. Trevor                 Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Joseph P. DiSabato                Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Robert R. Gheewalla               Vice President               Managing Director of Goldman Sachs International
--------------------------------- ---------------------------- ------------------------------------------------------
Sanjay H. Patel                   Vice President               Managing Director of Goldman Sachs International
--------------------------------- ---------------------------- ------------------------------------------------------
Ben I. Adler                      Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Melina E. Higgins                 Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Adrian M. Jones                   Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
John E. Bowman                    Vice President               Vice President of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Katherine B. Enquist              Vice President/Secretary     Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Beverly L. O'Toole                Assistant Secretary          Vice President and Associate General Counsel of
                                                               Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Carrie Teret                      Vice President               Vice President of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Mitchell S. Weiss                 Vice President               Vice President of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Mary Nee                          Vice President               Executive Director of Goldman Sachs (Asia) L.L.C.
--------------------------------- ---------------------------- ------------------------------------------------------
Matthew E. Tropp                  Assistant Secretary          Vice President and Associate General Counsel of
                                                               Goldman, Sachs &Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Richard J. Stingi                 Vice President               Vice President of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Ulrika Werdelin                   Vice President               Executive Director of Goldman Sachs International
--------------------------------- ---------------------------- ------------------------------------------------------
Kenneth A. Pontarelli             Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Steffen J. Kastner                Vice President               Managing Director of Goldman Sachs International
--------------------------------- ---------------------------- ------------------------------------------------------
Stuart A. Katz                    Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Bjorn P. Killmer                  Vice President               Managing Director of Goldman Sachs International
--------------------------------- ---------------------------- ------------------------------------------------------
Sang Gyun Ahn                     Vice President               Managing Director of Goldman Sachs (Asia) L.L.C.
--------------------------------- ---------------------------- ------------------------------------------------------
Martin Hintze                     Vice President               Managing Director of Goldman Sachs International
--------------------------------- ---------------------------- ------------------------------------------------------
Michael E. Koester                Vice President               Managing Director of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Ankur A. Sahu                     Vice President               Managing Director of Goldman Sachs (Japan) Ltd.
--------------------------------- ---------------------------- ------------------------------------------------------
Andrew E. Wolff                   Vice President               Managing Director of Goldman Sachs (Asia) L.L.C.
--------------------------------- ---------------------------- ------------------------------------------------------
Christine Serfin                  Vice President               Vice President of Goldman, Sachs & Co.
--------------------------------- ---------------------------- ------------------------------------------------------
Julie Abraham                     Assistant Secretary          Vice President and Assistant General Counsel of
                                                               Goldman, Sachs &Co.
--------------------------------- ---------------------------- ------------------------------------------------------